Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

CLOVER LEAF CAPITAL CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Shares of Class A common stock, $0.0001 par value(1)		(2)	10,884,201	N/A	$0.33	0.0001476	$0.01
Fees to Be Paid	Equity	Shares of Class A Common Stock (3)		(2)	3,253,260	N/A	$0.33	0.0001476	$0.01

			Total Offering Amounts				$0.66	0.0001476	$0.02
			Total Fees Previously Paid						$0.02
			Net Fees Due						$0.00

(1)	Based on the maximum number of shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”) of the registrant issuable to Digital Ally, Inc. (“Digital Ally”), the sole stockholder of Kustom Entertainment, Inc. (“Kustom Entertainment”), in connection with the business combination to be effected pursuant to a merger agreement among the registrant, Kustom Entertainment, and CL Merger Sub, Inc. (the “Business Combination”).

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. Kustom Entertainment is a private company, no market exists for its securities, and Kustom Entertainment has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of Kustom Entertainment shares is one-third of the aggregate par value of the Kustom Entertainment shares expected to be exchanged in the Business Combination.

(3)	Based on the maximum number of shares of Class A Common Stock of the registrant to be distributed by Digital Ally to Digital Ally stockholders upon the closing of the Business Combination.